CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Financial Highlights" in the Prospectus of Neuberger Berman Municipal Intermediate Bond Fund and Neuberger Berman Short Duration Bond Fund (two of the series constituting the Neuberger Berman Income Funds) and "Independent Registered Public Accounting Firms" and "Financial Statements" in the Neuberger Berman Income Funds Statement of Additional Information, and to the incorporation by reference in Post-Effective Amendment No. 81 to the Registration Statement of Neuberger Berman Income Funds (Form N-1A, No. 002-85229) of our reports dated December 17, 2009, on the financial statements and financial highlights of Neuberger Berman Municipal Intermediate Bond Fund and Neuberger Berman Short Duration Bond Fund included in October 31, 2009 Annual Reports to Shareholders of Neuberger Berman Income Funds.

               Ernst & Young LLP

Boston, Massachusetts
June 3, 2010